FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
July 28, 2011	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Cortney T. Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS 2nd QUARTER 2011 EPS OF $0.55, a 53% INCREASE
OVER 2nd QUARTER 2010

REVENUES CONTINUE MARKED INCREASE
AND REFLECT FRANCHISE GROWTH

ASSET QUALITY STATISTICS IMPROVE

WILMINGTON, Del., WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $5.5 million, or $0.55 per diluted common share for the second quarter of 2011 compared to net income of $4.2 million, or $0.40 per diluted common share for the first quarter of 2011, and net income of $3.3 million, or $0.36 per diluted common share for the second quarter of 2010.

Net income for the first six months of 2011 was $9.7 million or $0.96 per diluted common share, a 182% increase over $0.34 per diluted common share reported for the first half of 2010.

Highlights:

•
Total net revenue for the second quarter of 2011 (excluding the unanticipated BOLI income discussed later) grew $2.2 million, or 5% (not annualized), from the first quarter of 2011 and $2.9 million, or 7%, from the second quarter of 2010.

•
Customer funding growth continued at strong levels, increasing $54.1 million, or 2% (8% annualized), from March 31, 2011 and $370.0 million, or 16%, from June 30, 2010.  Demand deposits now represent 32% of customer funding.

•	Commercial and Industrial (“C&I”) loans increased $44.1 million, or over 3% (14% annualized), from March 31, 2011.

•
Net interest margin increased five basis points to 3.61% for the quarter ended June 30, 2011 from 3.56% for the quarter ended March 31, 2011.  Net interest income increased $933,000, or 3% (not annualized), from the first quarter of 2011.

•	Noninterest income improved to 34% of total net revenue. Fiduciary revenue increased $241,000, or 9% (not annualized), from the first quarter of 2011 and $2.0 million from the second quarter 2010.
•
Asset quality indicators, both leading and lagging, continued stable to improved trends as total Problem Loans (all criticized, classified and nonperforming loans and other real estate owned), delinquent loans, nonperforming assets and net charge-offs all declined from prior-quarter levels.

•
Provision for loan losses of $8.6 million for the second quarter of 2011 exceeded net charge-offs of $8.3 million, slightly increasing the allowance for loan losses to $56.2 million and remaining a relatively flat 2.10% of total loans.

•	WSFS announced a quarterly common dividend of $0.12 per share.

Notable items:

•	Results for the quarter were positively impacted by $1.2 million in unanticipated non-taxable income related to the Bank’s investment in bank-owned life insurance (BOLI), which improved EPS by $0.13.
•	WSFS realized $603,000, or $0.04 per diluted share (after-tax), in gains on securities sales, reflecting continued MBS portfolio management.
•	The Company recorded $446,000, or $0.03 per diluted share (after-tax), in non-routine expenses, representing the remaining Christiana Bank & Trust (CB&T) acquisition integration costs.

CEO outlook and commentary:

Mark A. Turner, President and CEO said, “Initiatives we have implemented to fill the service void given the disruption in the banking industry in Delaware and southeast Pennsylvania continue to bear fruit.  While overall economic activity continues to be sluggish, we have had significant success in growing our core customer funding and commercial loans, particularly C&I lending, as we increase market share.  Over the past few years, and especially during the past four quarters, we have invested in this opportunity and plan to continue to do so into the foreseeable future.

“Our market share growth has enabled us to continue to increase revenues significantly.  Fee income has increased quarter-over-quarter and year-over-year due to the addition of new customers across the board and growth in our fiduciary businesses.  We have enjoyed this growth despite the negative impact of lower mortgage banking activity and regulatory restrictions on deposit fee income.  Franchise growth, combined with thoughtful product pricing and balance sheet management also allowed us to improve margin and net interest income.  We are pleased with our revenue growth, particularly in a tough economy.

 “And while the overall economy remains difficult, most of our key asset quality statistics improved this quarter.  This improvement was the result of prudent underwriting combined with significant credit management and asset disposition efforts.     However, as we have indicated in the past, continued improvement may be uneven.

“In summary, our second quarter growth reflects the prudent and aggressive investments we have made in our franchise during a window of opportunity.  Our Associates continue to provide stellar service to all of our customers and establish WSFS as the premier bank in the communities we serve.”

Second Quarter 2011 Discussion of Financial Results

Net interest margin expanded five basis points

The net interest margin for the second quarter of 2011 was 3.61%, a five basis point increase from 3.56% reported for the first quarter of 2011.  Net interest income for the second quarter was $31.2 million, an increase of $933,000, or 3%, from the $30.3 million reported during the first quarter of 2011.  Compared to the second quarter of 2010, net interest income increased $489,000, or 2%, and the net interest margin decreased five basis points.

The linked-quarter increase in net interest margin and net interest income is the result of the Company’s ability to hold interest earning asset yields steady while lowering funding costs.  Increases in loan yields and ongoing funding rate management were able to mitigate lower yields stemming from continued repricing in our mortgage-backed securities (MBS) portfolio in this low rate environment.

Customer funding increased $54.1 million from March 31, 2011

The Company’s customer funding continued strong growth during the second quarter of 2011 due to significant growth in savings and demand deposits.

Total customer funding was $2.7 billion at June 30, 2011, an increase of $54.1 million, or 2% (8% annualized), over levels reported at March 31, 2011.  Core deposit accounts grew $78.9 million, with $64.8 million of this increase in demand accounts.  Higher-cost customer time deposits decreased $24.3 million during the quarter.   As the Company has continued to establish itself as a full service bank, and a premier bank in its markets, the level of public funding, trust and large commercial accounts has increased significantly.  These account balances may add more seasonality and uneven trends to our deposit flows.

Customer funding increased $370.0 million, or 16%, over balances at June 30, 2010.  Similar to the linked-quarter comparison, this growth was in core deposit accounts. Year-over-year growth included a $175.2 million increase from the successful CB&T acquisition in December, 2010.

The following table summarizes current customer funding balances and composition compared to prior periods.
	At		At		At
(Dollars in thousands)	June 30, 2011		March 31, 2011		June 30, 2010

Noninterest demand	$561,836	20%	$505,154	19%	$469,518	20%
Interest-bearing demand	330,844	12	322,749	12	259,180	11
Savings	376,321	14	366,790	14	243,268	10
Money market	689,634	25	684,996	25	594,007	25
Total core deposits	1,958,635	71	1,879,689	70	1,565,973	66
Customer time	752,142	28	776,410	29	761,863	32
Total customer deposits	2,710,777	99	2,656,099	99	2,327,836	98
Customer sweep accounts	37,863	1	38,427	1	50,782	2
Total customer funding	$2,748,640	100%	$2,694,526	100%	$2,378,618	100%

14% annualized C&I loan growth helped propel $32.2 million increase in net loans from March 31, 2011

The Company continued its strong growth of C&I loans.  This growth was partially mitigated by continued declines in residential mortgage balances due to the Company’s strategy to originate and sell these loans, and intentional reductions in construction loans.

Total net loans were $2.6 billion at June 30, 2011, an increase of $32.2 million compared to the prior quarter-end, mainly due to an increase in C&I loans which grew $44.1 million, or 14% annualized, from March 31, 2011.  This growth was partially offset by a decrease of $9.0 million in residential mortgage and construction loans.

Net loans increased $164.3 million compared to June 30, 2010, including an increase of $106.2 million related to the CB&T acquisition in the fourth quarter of 2010.  Excluding acquired balances, loans grew $58.1 million, or 2%.  C&I loans, a subset of total commercial loans and the focus of franchise growth efforts, grew $160.2 million, or 14%.  Loan growth was negatively impacted by the purposeful reduction of $63.8 million in construction loans (a 33% decrease) and $48.6 million in residential mortgage loans.  Construction loans now total only $128.5 million, or less than 5% of gross loans, with residential construction loans (a subset of that total) only 2% of gross loans.

The following table summarizes current loan balances and composition compared to prior periods.
	At		At		At
(Dollars in thousands)	June 30, 2011		March 31, 2011		June 30, 2010

Commercial & industrial	$1,331,040	51%	$1,286,976	50%	$1,146,289	46%
Commercial real estate	622,551	24	622,241	24	543,411	22
Construction (1)	128,518	5	129,032	5	192,269	8
Total commercial loans	2,082,109	80	2,038,249	79	1,881,969	76
Residential mortgage	297,013	11	305,502	12	345,656	14
Consumer	301,409	11	304,376	11	294,634	12
Allowance for loan losses	(56,248)	(2)	(56,000)	(2)	(62,256)	(2)
Net Loans	$2,624,283	100%	$2,592,127	100%	$2,460,003	100%

(1) Includes $57.9 million of commercial, $54.7 million of residential and $15.9 million of owner-occupied construction loans

Asset quality statistics improve

Most asset quality indicators have shown stable to improved trends.  While the current credit environment remains volatile, Problem Loans (all criticized, classified and nonperforming loans and other real estate owned (OREO)), delinquent loans, nonperforming assets and net charge-offs showed improvement over first quarter levels.

Problem Loans decreased by 2% in the current quarter and continued to represent less than 10% of total loans.  This is a 26% decrease from their recent high in the first quarter of 2010.

Total loan portfolio delinquency (loans contractually past due 30 days or greater, including delinquent nonperforming loans) decreased to 2.55% of total loans, or $68.2 million, as of June 30, 2011, from 2.83%, or $75.0 million, as of March 31, 2011.  Early stage delinquency (loans contractually past due 30-89 days) decreased from $40.8 million, or 1.54%, to $24.7 million, or 0.92%, during the quarter.  Late-stage delinquency (loans contractually past due 90 days or greater) increased from 1.29% to 1.63% of total loans during the same period, largely due to one nonaccruing loan.

The following table summarizes current loan portfolio delinquency compared to prior periods.
	At		At		At
(Dollars in thousands)	June 30, 2011		March 31, 2011		June 30, 2010

Total commercial loans	$48,320	2.32%	$54,007	2.65%	$45,152	2.37%
Residential mortgage	17,565	6.00	17,887	5.89	21,197	6.37
Consumer	2,311	0.77	3,062	1.01	4,834	1.67
Total Delinquency	$68,196	2.55%	$74,956	2.83%	$71,183	2.82%

The ratio of nonperforming assets to total assets improved to 2.42% in the second quarter of 2011 from 2.58% in the first quarter of 2011. Nonperforming assets decreased to $100.6 million as of June 30, 2011 from $101.8 million as of March 31, 2011.  The linked-quarter decrease was a result of ongoing disposition efforts including the auction of a significant portion of the Company’s OREO.

During the second quarter of 2011, net charge-offs were $8.3 million, or 1.25% (annualized), a decrease from $10.2 million, or 1.56% (annualized), reported in the first quarter of 2011.

 The provision for loan losses of $8.6 million increased $2.7 million from $5.9 million in the first quarter of 2011 and decreased $2.0 million from $10.6 million in the second quarter of 2010.  Similarly, total credit costs (provision for loan losses, loan workout and OREO expenses and letter of credit reserves) increased $1.9 million from the first quarter of 2011 to $10.2 million, and decreased $2.9 million from $13.2 million in the second quarter of last year. The increase in credit costs during the second quarter of 2011 was primarily due to continued pressure on collateral values and a higher level of retail loan charge-offs related to the ongoing sluggish economy.  The provision for loan losses for the quarter exceeded net charge-offs.  As a result, the allowance for loan losses increased slightly and the ratio of the allowance for loan losses to total gross loans remained nearly flat at 2.10%.

Investments

As of June 30, 2011, the Company held a high-quality securities portfolio with a carrying value of $808.1 million.  Substantially all investments held are AAA-rated.  The duration of the portfolio increased to 3.3 years due to continued portfolio management aimed at interest-rate risk management and yield improvement.  Portfolio management included the purchase of some longer-duration MBS and the sale and reinvestment of shorter-duration securities into higher yield, longer duration securities during the middle-to-end of the second quarter.  These securities sales also resulted in $603,000 in net securities gains during the quarter.

Noninterest income increases reflect franchise growth

The Company grew noninterest income in the second quarter as a result of franchise growth, and to a lesser extent, seasonality.  During the quarter, the Company also recorded $1.2 million in unanticipated (non-taxable) income related to its investment in bank-owned life insurance (BOLI).

       During the second quarter of 2011, the Company earned noninterest income of $16.0 million compared to $13.6 million in the first quarter of 2011.  Excluding the impact of the unexpected BOLI income and securities gains and losses, noninterest income increased by $1.0 million, or 8%, over the previous period.  The linked-quarter comparison was driven by increases in debit/credit card and ATM income, deposit service charges and fiduciary and investment management income.   This increase occurred despite decreases in mortgage banking activities and loan fees as market mortgage refinancing activity continued to decline in the second quarter of 2011.

       Noninterest income increased $3.6 million during the second quarter of 2011 from the $12.4 million reported during the same period a year ago.  Excluding the impact of the BOLI income and securities gains, noninterest income increased by $2.1 million, or 17%. Noninterest income for the second quarter of 2011 increased $2.0 million in fiduciary and investment management income resulting primarily from the December 2010 acquisition of CB&T.  In addition, increases in credit/debit card and ATM fees due to franchise growth more than offset the decrease in deposit service charges related to changes in banking regulations (Reg E) implemented in the third quarter of 2010, and decreases in mortgage banking activities.

Noninterest expense reflects investment for future growth

       During the quarter, the Company opened four new branches and relocated one branch and its Cash Connect® division’s operations, accelerating certain investments planned for future years to take advantage of current market disruption.  The Company continues to execute on its growth strategies and increased expenses are expected through the remainder of the year.

       Noninterest expense for the second quarter of 2011 totaled $30.7 million compared to $31.4 million in the first quarter of 2011.  Included in these totals was $446,000 of acquisition integration costs during the second quarter and $334,000 in the first quarter.  These costs represent all expected remaining integration costs associated with the December 2010 acquisition of CB&T.  Excluding these non-routine items, noninterest expenses decreased by $847,000, or 3%, compared to the first quarter of 2011 primarily due to an $841,000 decrease in loan workout and OREO expenses and decreased FDIC expenses.  These decreases were partially mitigated by increases in equipment and occupancy expenses from the Company’s accelerated growth.

       Noninterest expense for the second quarter of 2011 increased from $27.7 million in the same period of 2010.  Excluding the non-routine CB&T integration costs, noninterest expenses increased by $2.5 million, or 9%, over the second quarter of 2010.  Over the course of the past year, the Company opened five new branches, relocated four additional branches and hired 11 new commercial relationship managers and related support staff, resulting in increased compensation, occupancy, equipment and data processing and operations expenses.  In addition, results from the second quarter of 2011 include ongoing operating expenses from the Christiana Trust division acquired in December, 2010.  Partially offsetting these increases were a decrease in loan workout and OREO expenses and a decrease in FDIC expenses due to the newly implemented rate and calculation basis for deposit insurance.

Niche businesses (included in above results)

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States.  It services more than $406 million in vault cash in more than 11,000 non-bank ATMs nationwide together with operating 401 ATMs for WSFS Bank, which includes the largest branded ATM network in Delaware.  Cash Connect® recorded $3.7 million in net revenue (fee income less funding costs) during the second quarter of 2011. This represented an increase of $395,000 compared to the first quarter of 2011 and an increase of $403,000 compared to the second quarter of 2010 as a result of growth in the division.  Noninterest expense was $2.2 million during the second quarter of 2011, which was flat compared to the first quarter of 2011 and an increase of $452,000 from the second quarter of 2010.  As a result, Cash Connect® reported pre-tax income of $1.5 million for the second quarter of 2011.  This compares to $1.1 million for the first quarter of 2011 and $1.5 million for the second quarter of 2010.

Income taxes

The Company recorded a $2.5 million income tax provision in the second quarter of 2011 compared to $2.4 million in the first quarter of 2011.  The Company’s effective tax rate was 30.8% for the second quarter and 36.2% during the first quarter.  The decreased effective tax rate was primarily due to the receipt of the $1.2 million in tax-free income related to the BOLI investment.

The income tax provision in the second quarter of 2010 was $1.5 million, or an effective tax rate of 31.2%.

Capital management

       The Company’s capital increased by $5.0 million to $375.9 million at June 30, 2011, mainly the result of earnings from the second quarter of 2011.

       Tangible common book value per share was $33.60 at June 30, 2011, a $0.45 increase from $33.15 reported at March 31, 2011.  The Company’s tangible common equity ratio decreased 25 basis points to 7.02% at the end of the second quarter.

At June 30, 2011, the Bank’s core capital ratio of 9.26%, Tier 1 capital ratio of 12.34% and total risk-based capital ratio of 13.59%, all maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks, the highest regulatory capital level.  An additional $17.5 million in cash remains at the holding company as of June 30, 2011 to support the parent company’s cash needs.

       The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on August 26, 2011, to shareholders of record as of August 12, 2011.

Second Quarter 2011 Earnings Release Conference Call

Management will conduct a conference call to review this information at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, July 29, 2011.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until August 6, 2011, by calling 1-855-859-2056 and using Conference ID 83735140.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.2 billion in assets on its balance sheet and $9.3 billion in fiduciary assets, including approximately $1.0 billion in assets under management.  WSFS has 47 offices located in Delaware (38), Pennsylvania (7), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.
* * *
This report contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates, changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses associated therewith; changes resulting from our participation in the CPP, including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Six months ended
	Jun 30,	Mar 31,	Jun 30,	Jun 30,	Jun 30,
	2011	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$32,803	$31,956	$31,610	$64,759	$62,833
Interest on mortgage-backed securities	6,884	7,026	9,639	13,910	18,671
Interest and dividends on investment securities	127	170	199	297	502
Other interest income	-	-	6	-	6
	39,814	39,152	41,454	78,966	82,012
Interest expense:
Interest on deposits	5,034	5,223	5,771	10,257	12,065
Interest on Federal Home Loan Bank advances	2,655	2,727	4,017	5,382	7,994
Interest on trust preferred borrowings	339	336	348	675	677
Interest on other borrowings	599	612	620	1,211	1,235
	8,627	8,898	10,756	17,525	21,971

Net interest income	31,187	30,254	30,698	61,441	60,041
Provision for loan losses	8,582	5,908	10,594	14,490	22,004

Net interest income after provision for loan losses	22,605	24,346	20,104	46,951	38,037

Noninterest income:
Credit/debit card and ATM income	5,286	4,740	4,817	10,026	9,187
Deposit service charges	4,026	3,564	4,349	7,590	8,228
Fiduciary & investment management income	3,068	2,827	1,088	5,895	2,153
Loan fee income	576	685	709	1,261	1,389
Mortgage banking activities, net	231	547	247	778	499
Bank-owned life insurance income	1,419	179	219	1,598	415
Securities gains, net	603	415	268	1,018	268
Other income	820	682	739	1,502	1,438
	16,029	13,639	12,436	29,668	23,577
Noninterest expenses:
Salaries, benefits and other compensation	14,413	14,816	12,111	29,229	24,097
Occupancy expense	2,935	2,838	2,271	5,773	4,833
Equipment expense	1,915	1,614	1,646	3,529	3,114
Loan workout and OREO expense	1,642	2,483	2,872	4,125	3,969
Professional fees	1,584	1,123	1,440	2,707	2,458
Data processing and operations expense	1,284	1,417	1,159	2,701	2,445
FDIC expenses	1,278	1,764	1,762	3,042	3,405
Marketing expense	898	951	904	1,849	1,609
Acquisition integration costs	446	334	-	780	-
Non-routine ATM loss	-	-	-	-	4,491
Other operating expenses	4,257	4,047	3,574	8,304	6,951
	30,652	31,387	27,739	62,039	57,372

Income before taxes	7,982	6,598	4,801	14,580	4,242
Income tax provision	2,459	2,392	1,500	4,851	427
Net income	5,523	4,206	3,301	9,729	3,815
Dividends on preferred stock and accretion of discount	693	692	692	1,385	1,384
Net income allocable to common stockholders	$4,830	$3,514	$2,609	$8,344	$2,431

Diluted earnings per common share:
Net income allocable to common stockholders	$0.55	$0.40	$0.36	$0.96	$0.34

Weighted average common shares outstanding for diluted EPS	8,727,485	8,730,043	7,259,477	8,727,498	7,221,409

Performance Ratios:
Return on average assets (a)	0.55%	0.43%	0.35%	0.49%	0.20%
Return on average equity (a)	5.87	4.54	4.23	5.21	2.46
Net interest margin (a)(b)	3.61	3.56	3.66	3.58	3.62
Efficiency ratio (c)	64.55	71.07	63.91	67.69	68.17
Noninterest income as a percentage of total revenue (b)	33.76	30.88	28.65	32.37	28.01
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	Jun 30,	Mar 31,	Jun 30,
	2011	2011	2010
Assets:
Cash and due from banks	$95,682	$65,215	$57,664
Cash in non-owned ATMs	395,381	328,837	263,989
Investment securities (d)(e)	39,105	38,594	45,026
Other investments	35,784	35,880	39,779
Mortgage-backed securities (d)	768,601	696,051	755,591
Net loans (f)(g)(n)	2,624,283	2,592,127	2,460,003
Bank owned life insurance	65,841	64,422	60,669
Other assets	126,840	130,425	109,145
Total assets	$4,151,517	$3,951,551	$3,791,866
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$561,836	$505,154	$469,518
Interest-bearing deposits	2,148,941	2,150,945	1,858,318
Total customer deposits	2,710,777	2,656,099	2,327,836
Brokered deposits	166,710	164,267	300,946
Total deposits	2,877,487	2,820,366	2,628,782

Federal Home Loan Bank advances	634,087	498,165	572,072
Other borrowings	234,874	235,438	247,793
Other liabilities	29,146	26,665	28,486

Total liabilities	3,775,594	3,580,634	3,477,133

Stockholders' equity	375,923	370,917	314,733

Total liabilities and stockholders' equity	$4,151,517	$3,951,551	$3,791,866

Capital Ratios:
Equity to asset ratio	9.06%	9.39%	8.30%
Tangible equity to asset ratio	8.29	8.61	7.98
Tangible common equity to asset ratio	7.02	7.27	6.60
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	9.26	9.61	8.69
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	12.34	12.44	11.26
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	13.59	13.69	12.51

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$86,696	$85,874	$68,759
Troubled debt restructuring (accruing)	8,756	7,646	7,638
Assets acquired through foreclosure	5,143	8,311	9,428
Total nonperforming assets	$100,595	$101,831	$85,825

Past due loans (i)	$564	$1,000	$1,428

Allowance for loan losses	$56,248	$56,000	$62,256

Ratio of nonperforming assets to total assets	2.42%	2.58%	2.26%
Ratio of allowance for loan losses to total gross
loans (j)	2.10	2.11	2.48
Ratio of allowance for loan losses to nonaccruing
loans	65	65	69
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	1.25	1.56	0.86
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	1.40	1.56	1.05

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)	Three months ended
		Jun 30, 2011			Mar 31, 2011			Jun 30, 2010
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$761,433	$9,018	4.74%	$755,256	$8,860	4.69%	$736,103	$8,920	4.85%
Residential real estate loans (n)	301,866	3,693	4.89	314,677	3,862	4.91	346,373	4,391	5.07
Commercial loans	1,310,764	16,282	5.00	1,253,433	15,381	4.99	1,143,086	14,694	5.18
Consumer loans	303,738	3,810	5.03	307,873	3,853	5.08	294,582	3,605	4.91
Total loans (n)	2,677,801	32,803	4.94	2,631,239	31,956	4.90	2,520,144	31,610	5.06
Mortgage-backed securities (d)	735,601	6,884	3.74	711,852	7,026	3.95	780,044	9,639	4.94
Investment securities (d)(e)	37,770	127	1.36	47,806	170	1.42	45,117	199	1.76
Other interest-earning assets (o)	35,542	-	-	37,596	-	-	39,831	6	0.06
Total interest-earning assets	3,486,714	39,814	4.60	3,428,493	39,152	4.60	3,385,136	41,454	4.93

Allowance for loan losses	(56,351)			(61,883)			(59,630)
Cash and due from banks	63,067			59,527			59,252
Cash in non-owned ATMs	335,022			312,580			250,372
Bank owned life insurance	64,906			64,303			60,526
Other noninterest-earning assets	117,756			124,166			114,427
Total assets	$4,011,114			$3,927,186			$3,810,083

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$323,954	$106	0.13%	$301,563	$120	0.16%	$260,857	$109	0.17%
Money market	676,128	731	0.43	729,072	842	0.47	601,982	1,103	0.73
Savings	372,372	523	0.56	298,442	306	0.42	242,465	123	0.20
Customer time deposits	768,919	3,524	1.84	781,955	3,729	1.93	751,665	3,897	2.08
Total interest-bearing customer deposits	2,141,373	4,884	0.91	2,111,032	4,997	0.96	1,856,969	5,232	1.13
Brokered deposits	163,197	150	0.37	198,233	226	0.46	328,651	539	0.66
Total interest-bearing deposits	2,304,570	5,034	0.88	2,309,265	5,223	0.92	2,185,620	5,771	1.06

FHLB of Pittsburgh advances	549,529	2,655	1.91	515,600	2,727	2.12	606,335	4,017	2.62
Trust preferred borrowings	67,011	339	2.00	67,011	336	2.01	67,011	348	2.05
Other borrowed funds	158,378	599	1.51	175,726	612	1.39	177,351	620	1.40
Total interest-bearing liabilities	3,079,488	8,627	1.12	3,067,602	8,898	1.16	3,036,317	10,756	1.42

Noninterest-bearing demand deposits	534,141			468,022			435,820
Other noninterest-bearing liabilities	21,262			20,911			25,988
Stockholders' equity	376,223			370,651			311,958
Total liabilities and stockholders' equity	$4,011,114			$3,927,186			$3,810,083

Excess of interest-earning assets
over interest-bearing liabilities	$407,226			$360,891			$348,819

Net interest and dividend income		$31,187			$30,254			$30,698

Interest rate spread			3.48%			3.44%			3.51%

Net interest margin			3.61%			3.56%			3.66%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Six months ended
	Jun 30,	Mar 31,	Jun 30,	Jun 30,	Jun 30,
	2011	2011	2010	2011	2010

Stock Information:

Market price of common stock:
High	$47.55	$49.57	$44.95	$49.57	$44.95
Low	36.24	40.01	34.33	36.24	25.28
Close	39.65	47.10	35.93	39.65	35.93
Book value per common share	43.69	43.16	44.22
Tangible book value per common share	39.68	39.22	42.35
Tangible common book value per common share	33.60	33.15	35.02
Number of common shares outstanding (000s)	8,604	8,595	7,117
Other Financial Data:
One-year repricing gap to total assets (m)	3.22%	5.90%	4.53%
Weighted average duration of the MBS portfolio	3.3 years	2.5 years	2.4 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$7,462	$6,826	$9,273
Number of Associates (FTEs) (p)	763	707	662
Number of offices (branches, LPO's and operations centers)	47	42	43
Number of WSFS owned ATMs	401	380	339

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Includes general reserves only.
(l) Nonperforming loans are included in average balance computations.
(m) The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n) Includes loans held-for-sale.
(o) The FHLB of Pittsburgh has suspended dividend payments as of December 31, 2008.
(p) Includes summer Associates, when applicable.